Exhibit 99.1

The Home Depot Names Paula Santilli and Caryn Seidman-Becker to its Board of Directors

ATLANTA, Feb. 24, 2022 – The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Paula Santilli, CEO of PepsiCo Latin America, and Caryn Seidman-Becker, chair and CEO of CLEAR, to its board of directors, effective March 1, 2022. Following the appointment of Santilli and Seidman-Becker, The Home Depot will have 14 directors.

Santilli has served as CEO of PepsiCo Latin America since 2019. Previously, she served in various leadership positions at PepsiCo Mexico Foods, including president, chief operating officer, and vice president and general manager. Prior to joining PepsiCo Mexico Foods, she held a variety of leadership positions with PepsiCo in Mexico and in the Latin America Southern Cone region comprising Argentina, Uruguay and Paraguay. Santilli joined PepsiCo in 2001, following PepsiCo’s acquisition of the Quaker Oats Company, where she held various roles of increasing responsibility, including running the regional Quaker Foods and Gatorade businesses in Argentina, Chile and Uruguay.

Santilli will serve on The Home Depot board’s finance committee and the nominating and corporate governance committee. She brings extensive strategic management and leadership experience in retail, marketing and international operations.

Seidman-Becker is the co-founder, chair and CEO of CLEAR, a secure identity platform operating in travel, health care, sports and entertainment. Prior to CLEAR, she founded and was the managing partner of Arience Capital, a more than $1 billion value-oriented asset management firm focused on investing in companies across a broad spectrum of industries, including consumer, technology, aerospace and defense. Prior to Arience Capital, she served as managing director at Iridian Asset Management, an investment advisor firm, and assistant vice president at investment bank Arnhold and S. Bleichroeder.

Seidman-Becker will serve on the nominating and corporate governance committee and the leadership development and compensation committee for The Home Depot’s board. She brings significant strategic management experience, operational insights, technology expertise, and financial management expertise.

“I’m pleased to welcome Paula and Caryn to our board of directors,” said Craig Menear, chairman and CEO of The Home Depot. “Their extensive leadership experience and expertise in retail, technology, and international operations will be instrumental to The Home Depot as we work to provide the best interconnected retail experience to customers across North America.”

ABOUT THE HOME DEPOT
The Home Depot is the world’s largest home improvement specialty retailer. At the end of the fourth quarter, the company operated a total of 2,317 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico, including 14 stores in the U.S. from a small acquisition completed during the second quarter of fiscal 2021. The company employs approximately 500,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index.

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For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director, Corporate Communications
770-384-2666	470-332-2367
isabel_janci@homedepot.com	sara_gorman@homedepot.com